COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS GROWTH AND INCOME FUND, INC. AND THE
STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX


EXHIBIT A:

                                      STANDARD
                   DREYFUS          & POOR'S 500
      PERIOD      GROWTH AND       COMPOSITE STOCK
                  INCOME FUND       PRICE INDEX *

     12/31/91          10,000                 10,000
     10/31/92          11,257                 10,281
     10/31/93          13,986                 11,814
     10/31/94          13,993                 12,270
     10/31/95          15,836                 15,510
     10/31/96          18,910                 19,245
     10/31/97          21,362                 25,423


*Source: Lipper Analytical Services, Inc.